                                                                      EXHIBIT 11


                 SUMMARY OF CALCULATIONS OF EARNINGS PER SHARE

              For the Years Ended December 31, 1992, 1993 and 1994


I. EARNINGS PER SHARE--PRIMARY CALCULATION


                                                 1992           1993          1994
                                                -------       -------       --------
A. Net income (loss)

   Net income (loss) before accounting
    change                                      $18,047       $25,714       $30,277
   Cumulative impact of change in
    accounting principle                          3,681            --            --
                                                -------       -------       -------

   Net income (loss)                            $21,728       $25,714       $30,277
                                                =======       =======       =======

   Weighted average common shares
    outstanding                                  22,764        23,146        23,275

   Average common share equivalents
    outstanding:
      Treasury share impact of Publicis
       shares                                    (1,155)       (1,155)       (1,176)
      Stock options                                 139           416           579
      Contingent issuances (Note 1)                  --            --            --
                                                -------       -------       -------

B. Weighted average common and common
    equivalent shares outstanding                21,748        22,407        22,678
                                                =======       =======       =======

C. Net income (loss) per share

   Net income (loss) before accounting
    change                                      $   .83       $  1.15       $  1.34
   Cumulative impact of change in
    accounting principle                            .17            --            --
                                                -------       -------       -------
   Net income (loss)                            $  1.00       $  1.15       $  1.34
                                                =======       =======       =======

General Note: All share and per share amounts have been restated to reflect the two-for-one stock split which occurred on February 17, 1995.

Note 1 - There are no such common shares issuable for the years presented. As a result, presentation of an earnings per share calculation on a fully diluted basis is inapplicable.